EXHIBIT 99.2

Company Contact:
Timothy Pham
Vice President and Director
Cavico, Corp.
714-843-5456
cavicohq@cavico.us

CCG Investor Relations Inc.
Roger Ellis, Senior Vice-President
10960 Wilshire Blvd. Suite 2050
Los Angeles, CA 90024
Tel: 310- 477-9800
Roger.ellis@ccgir.com
http://www.ccgir.com

Cavico Corp. Schedules Conference Call to Discuss 2008 Third Quarter Results

HANOI, Vietnam--(BUSINESS WIRE)--Cavico Corp. (“Cavico” or “the Company”) (OTC BB: CVIC), a leading infrastructure development company in Vietnam, today announced it will host a conference call at 9:00 a.m. EST on Thursday, November 13, 2008, to discuss the 2008 third quarter financial results.

Joining Mr. Hung Manh Tran, Cavico’s Executive Vice President and Director, will be Mr. Tim Pham, Vice President and Director, and Roger Ellis, Partner of CCG Investor Relations.

To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888 339 2688. International callers should dial 617 847 3007. The pass code for the call is 658 979 91.

If you are unable to participate in the call at this time, a replay will be available on Thursday, November 13, 2008 at 12:00 p.m. EST through Thursday, November 27, 2008. To access the replay, dial 888 286 8010, international callers should dial 617 801 6888. The conference pass code is 392 626 80.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.cavicocorp.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

About Cavico Corp. (OTCBB: CVIC)

Cavico Corp. is focused on large infrastructure projects, which include the construction of hydropower facilities, dams, bridges, tunnels, roads, mines and urban buildings. Cavico is also making investments in hydropower facilities, cement production plants and urban developments in Vietnam. The company employs more than 3000 employees on projects worldwide, with offices throughout Vietnam and a satellite office in Australia.

Founded in 2000, Cavico is a major infrastructure construction, infrastructure investment and natural resources conglomerate headquartered in Hanoi, Vietnam. Cavico is highly respected for its core competency in the construction of mission-critical infrastructure including hydroelectric plants, highways, bridges, tunnels, ports and urban community developments. One of the Company’s primary competitive advantages is its ability to nurture a project “from concept through completion” with a vertical portfolio of interrelated investment, permitting, design, construction management and facility maintenance services. Cavico’s project partners include top multi-national corporations and government organizations. The Company employs more than 3,000 people. For more information, visit http://www.cavicocorp.com. Information on the Company’s Web site or any other Web site does not constitute a portion of this release.